Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources, Inc. Refinances $27.3 Million of Existing Notes at 10% and

Completes $27.3 Million 10% First Lien Financing

HOUSTON, TX, November 25, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced that it has issued $27.3 million of first lien notes in exchange for the retirement of $27.3 million of outstanding 12½% senior secured notes and has issued an additional $27.3 million of first lien notes for cash.

The first lien notes bear interest at 10% per annum, mature December 31, 2015 and are redeemable by the Company at its option without prepayment premium.

Net proceeds from the issuance of first lien notes will be used for general corporate purposes, including working capital and capital expenditures.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

Management Comments

Mr. Thomas Cooke, Saratoga’s Chairman and Chief Executive Officer, said, “We are pleased to have successfully refinanced a portion of our existing debt and to have added liquidity to support our development plan.  The refinancing allows us, without payment of any prepayment premium otherwise applicable to our existing debt, to lower our interest rate on $27.3 million of outstanding debt from 12½% to 10%. The additional $27.3 million financing will effectively take the place of a revolving credit facility which we had previously sought but with much more favorable covenants than we would have expected under a traditional revolver. The notes issued in both the new financing and the refinancing are redeemable by Saratoga at any time without a prepayment premium, enhancing our ability to refinance our debt in the future. With this transaction behind us, we are focused on the development of our prospect inventory and pursuit of potentially accretive acquisition opportunities.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover 52,102 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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